Exhibit 3.3

MINUTES OF THE SPECIAL MEETING OF THE BOARD OF DIRECTORS OF VYRIAN INC.

On January 15, 2012 a special meeting of the Board of Directors of Vyrian Inc. was held at the Corporation’s offices in Houston, Texas.

All of the members of the Board of Directors were present and all waived notice and call of the meeting.

The purpose of the meeting was to present and approve the Bylaws of the Corporation and the distribution of shares of the corporation to the founders of the corporation. And, to approve an amendment to the Original Articles of Incorporation.

The meeting was called to order by the Chairman and a quorum was present.

The Chairman presented the proposed Bylaws for review and approval. After review and discussion the Board of Directors unanimously approved the bylaws of the corporation as presented and directed the Secretary of the Corporation to produce a corporate record book and include these minutes and a copy of the approved Bylaws in the record book.

The Chairman also proposed that the incorporators and or founders be entitled to receive shares of common stock fully paid and non-assessable in anticipation of their devotion of time and resources to the continued development of the corporation’s business. Each by name as follows in accordance with Article IX of the Bylaws of the Corporation.

CEO-Director Sath Sivasothy        Three Million Shares

Director Bharat Jagani                    Three Million Shrares

CFO-Director-Tony Sivasothy      One Million Shares

Sales Manager Ryan Arnett          Three Million Shares

The Chairman indicated that an amendment to the Original Articles of Incorporation is needed to authorize additional shares of the corporation in order to effect the issuance of additional shares to the founders and for other general purposes for which the Board of Directors may from time-to-time propose and approve.

Therefore, the Board of Directors approves and directs the CEO of the Corporation to execute and file as needed or required by law an amendment to the Articles of Incorporation increasing the Authorized number of corporate shares to 100,000,000 (One Hundred Million shares) Pending any required filing or mandatory reporting or changes in public documents that reflect the increase in the number of Authorized shares, the shares issued herein shall immediately have all rights of governance and earnings entitled to any other shareholder of the company.

By their signature and assent this 15th Day of January 2012 the Board of Directors together by unanimous vote and individually do hereby approve the adoption of the attached Bylaws of the Corporation.

By:_____________________________________Director

Sath Sivasothy

By:_____________________________________Director

Bharat Jagani

By:_____________________________________Director

Tony Sivasothy

MINUTES OF THE SPECIAL MEETING OF THE BOARD OF DIRECTORS OF VYRIAN INC.

On August 1, 2012 a special meeting of the Board of Directors of Vyrian Inc. was held at the corporation’s offices in Houston, Texas

All of the members of the Board of Directors were present and all of the members waived notice and call of the meeting.

The meeting was called to order and a quorum was present. The Chairman introduced a proposal to issue additional shares of the corporation to certain directors and officers in the form of an equity dividend in accordance with Article IX of the Bylaws of the Corporation.

After discussion and debate the Board unanimously agreed to declare a dividend distribution in the form of the company’s common stock to certain directors and officers. The effective date of the dividend will be August 31, 2012.

The CEO is directed on that date to issued and deliver to following individuals stock certificates representing the dividend amount in shares.

CEO-Director Sath Sivasothy         17.7 Million Shares

Director Bharat Jagani                    17.7 Million Shares

CFO-Director-Tony Sivasothy          5.9 Million Shares

By their signature and assent this 1st Day of August 2012 the Board of Directors together by unanimous vote and individually do hereby approve the distribution of common stock as agreed above. The effective date of the distribution and dividend is August 1, 2012

By:_____________________________________Director

Sath Sivasothy

By:_____________________________________Director

Bharat Jagani

By:_____________________________________Director

Tony Sivasothy